TECHNE CORPORATION RELEASES UNAUDITED THIRD QUARTER
                     RESULTS FOR FISCAL YEAR 2010

Minneapolis/May 4, 2010/-- Techne Corporation's (NASDAQ: TECH) consolidated net earnings for the quarter ended March 31, 2010 increased 17.2% to $32.4 million or $.87 per diluted share compared with $27.6 million or $.74 per diluted share for the quarter ended March 31, 2009. The increase in net earnings for the quarter was primarily due to a $4.7 million tax benefit, equating to $.12 per share, resulting from a foreign exchange tax loss on Techne's repatriation of 50 million pound sterling from R&D Systems Europe to its U.S. based parent. Techne had previously paid U.S. income taxes on the foreign earnings that were included in the repatriated funds.

For the nine months ended March 31, 2010, Techne's consolidated net earnings increased 5.0% to $83.9 million or $2.25 per diluted share compared with $79.9 million or $2.10 per diluted share for the nine months ended March 31, 2009. Net earnings for the nine month period would have decreased by $636,000 (0.8%) without the tax benefit that resulted from the foreign exchange tax loss from the repatriation of funds during the quarter ended March 31, 2010. This decrease in consolidated net earnings for the nine months was the result of lower interest income offset by increased sales and slightly improved gross margins.

Consolidated net sales for the quarter and nine months ended March 31, 2010 were $70.3 million and $202.3 million, respectively. This was a 3.6% and 1.6% increase from the quarter and nine months ended March 31, 2009, respectively. Consolidated net sales were positively affected by the strength of the U.S. dollar as compared to foreign currencies, primarily the euro and the British pound sterling. Excluding the effect of changes in foreign currency exchange rates, consolidated net sales increased 1.8% and 0.3% for the quarter and nine months ended March 31, 2010, respectively, from the comparable prior year periods.

Biotechnology net sales, which include sales by R&D Systems' Biotechnology Division, R&D Systems China and BiosPacific, were $46.2 million for the quarter ended March 31, 2010, an increase of 2.3% from $45.1 million in the quarter ended March 31, 2009. North American biotechnology sales to industrial pharmaceutical and biotechnology customers increased 2.0% during the third quarter of fiscal 2010 as compared to the third quarter of fiscal 2009. Biotechnology sales to its academic customers and Pacific Rim distributors and sales in China grew 3.5%, 12.6% and 10.3%, respectively, in the third quarter of fiscal 2010.

Biotechnology sales were $132.6 million for the nine months ended March 31, 2010, an increase of 0.8% over the same period last year. North American biotechnology sales to industrial pharmaceutical and biotechnology customers decreased 2.5% during the nine months ended March 31, 2010 as compared to the first nine months of fiscal 2009. Biotechnology sales to its academic customers and Pacific Rim distributors and sales in China grew 4.0%, 10.6% and 20.7%, respectively, in the first nine months of fiscal 2010.

R&D Europe's net sales for the quarter and nine months ended March 31, 2010 were $19.2 million and $55.8 million, increases of 4.7% and 2.3%, respectively, from the same prior-year periods. R&D Europe's net sales decreased 1.9% and 2.5% for the quarter and nine months ended March 31, 2010 when measured at currency rates in effect in the comparable prior periods. The decreased net sales for the periods were mainly the result of lower sales to pharmaceutical customers.

Hematology net sales for the quarter and nine months ended March 31, 2010 were $4.9 million and $13.9 million, increases of 11.4% and 7.7%, respectively, compared to the quarter and nine months ended March 31, 2009.

Consolidated gross margins were 79.5% and 79.9% for the quarter and nine months ended March 31, 2010, respectively, compared to 78.9% and 79.5% for the quarter and nine months ended March 31, 2009, respectively. The increased gross margins in fiscal 2010 are mainly the result of improved margins in the biotechnology and hematology segments due to incremental profit on increased sales volumes.

Selling, general and administrative expenses for the quarter and nine months ended March 31, 2010 increased $605,000 (8.6%) and decreased $893,000 (3.5%), respectively from the quarter and nine months ended March 31, 2009. The increase in selling, general and administrative expense for the quarter ended March 31, 2010 from the comparable prior-year period resulted from higher profit sharing expense of $290,000 and annual wage, salary and benefit increases. The decrease in selling, general and administrative expenses for the nine months ended March 31, 2010 from the comparable prior-year period was due to lower stock compensation expense of $343,000 and lower profit sharing expense of $435,000.

Research and development expenses for the quarter and nine months ended March 31, 2010 increased $516,000 (8.9%) and $1.3 million (7.4%), respectively, from the quarter and nine months ended March 31, 2009. The increase in research and development expenses is the result of continuous development and release of new high-quality biotechnology products upon which the Company's future sales revenue growth is dependent.

Interest income decreased $464,000 and $3.2 million for the quarter and nine months ended March 31, 2010, respectively, from the comparable prior-year periods, primarily as a result of lower rates of return on cash and available-for-sale investments, offset in part by higher cash and available-for-sale investment balances.

The effective tax rates for the quarter and nine months ended March 31, 2010 were 21.8% and 28.8%, respectively. These effective rates were abnormally low due to the tax benefit received following repatriation of funds from the U.K. to the U.S. Excluding this benefit, the effective tax rates for the quarter and nine months ended March 31, 2010 would have been 33.1% and 32.8% for the quarter and nine months ended March 31, 2010, respectively, as compared to effective tax rates of 32.3% in both of the same prior-year periods. The Company expects its fiscal 2010 effective income tax rate to range from approximately 32.0% to 33.0%.

The Company repurchased 22,862 shares of its common stock during the third quarter of fiscal 2010 for approximately $1.4 million. Approximately $66.1 million remains available for the repurchase of shares under currently open authorizations.


Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

                   *  *  *  *  *  *  *  *  *  *  *  *

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D China and R&D Europe distribute biotechnology products.


Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854


                             TECHNE CORPORATION
                    CONSOLIDATED STATEMENTS OF EARNINGS
                   (In thousands, except per share data)
                                  (Unaudited)

                                        QUARTER ENDED    NINE MONTHS ENDED
                                      ----------------  ------------------
                                      3/31/10  3/31/09   3/31/10   3/31/09
                                      -------  -------  --------  --------
Net sales                             $70,278  $67,866  $202,333  $199,066
Cost of sales                          14,399   14,316    40,629    40,832
                                      -------  -------  --------  --------
Gross margin                           55,879   53,550   161,704   158,234
                                      -------  -------  --------  --------
Operating expenses:
  Selling, general and administrative   7,666    7,061    24,711    25,604
  Research and development              6,325    5,809    18,870    17,565
  Amortization of intangible assets       240      240       720       720
                                      -------  -------  --------  --------
    Total operating expenses           14,231   13,110    44,301    43,889
                                      -------  -------  --------  --------
Operating income                       41,648   40,440   117,403   114,345
Other income (expense):
  Interest income                       1,040    1,504     3,364     6,596
  Other non-operating expense, net     (1,249)  (1,103)   (2,922)   (3,002)
                                      -------  -------  --------  --------
    Total other (expense) income         (209)     401       442     3,594
                                      -------  -------  --------  --------
Earnings before income taxes           41,439   40,841   117,845   117,939
Income taxes                            9,051   13,200    33,964    38,083
                                      -------  -------  --------  --------
Net earnings                          $32,388  $27,641  $ 83,881  $ 79,856
                                      =======  =======  ========  ========
Earnings per share:
 Basic                                $  0.87  $  0.74  $   2.25  $   2.10
 Diluted                              $  0.87  $  0.74  $   2.25  $   2.10
Weighted average common
 shares outstanding:
  Basic                                37,292   37,427    37,263    37,986
  Diluted                              37,380   37,499    37,357    38,085




                              TECHNE CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                                (In thousands)
                                  (Unaudited)
                                                       3/31/10    6/30/09
                                                      --------   --------
ASSETS
Cash and equivalents                                  $108,236   $160,940
Short-term available-for-sale investments               44,922     41,947
Trade accounts receivable                               34,527     29,516
Other receivables                                        1,395      1,637
Inventory                                               13,451     11,269
Other current assets                                    16,791     10,158
                                                      --------   --------
  Current assets                                       219,322    255,467
Available-for-sale investments                         154,360     61,863
Property and equipment, net                             97,745    100,133
Goodwill and intangible assets, net                     27,352     28,072
Other non-current assets                                23,113     26,470
                                                      --------   --------
  Total assets                                        $521,892   $472,005
                                                      ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                   $ 19,748   $ 15,523
Stockholders' equity                                   502,144    456,482
                                                      --------   --------
  Total liabilities and stockholders' equity          $521,892   $472,005
                                                      ========   ========